Exhibit 10.4

License Agreement

THIS AGREEMENT (the "Agreement") is effective as of October 1, 2012 and is hereby entered into between:

Hydroslotter Corporation of Canada (Hereinafter referred to as "HSC" and/or Licensor)
10 Valleyview Court
Kleinburg, Ontario, Canada
L0J 1C0

AND

Falconridge Oil Canada Inc. (Hereinafter referred to as "FOC" and/or Licensee)
120 West Beaver Creek, Unit 17
Richmond Hill, Ontario, Canada
L4B 1L2

Hereinafter collectively FOC and HSC herein after may be referred to as "Parties"

WHEREAS HSC and FOC are registered corporations incorporated under the laws of Ontario with their head offices in Ontario, Canada.

AND WHEREAS Falconridge, an oil and gas company, which in addition to direct marketing activities to oil and gas parties also contracts agents, consultants and marketing partners for the implementation of its represented technologies globally.

AND WHEREAS HSC represents a proprietary enhanced oil recovery technology and related equipment, patents and services, which includes patented and proprietary oil and gas stimulation and recovery technology fee-based products, including the supply of specialized proprietary equipment, services, interpretations and/or recommendations, and supply or sale of "non-standard" customized products (hereinafter referred to as "HSC Technology").

AND WHEREAS HSC grants FOC the non-exclusive right to market, represent, and use HSC technology in order to explore and develop utilization of the HSC technology on any and all new and existing oil, gas, and hydrocarbon wells on an unlimited basis in any geographical region, country, or territory.

AND WHEREAS FOC shall market the HSC technology under the Falconridge banner and utilize the proprietary terminology and marketing material TST (Terraslicing) in future marketing efforts promoting HSC technology.

AND WHEREAS under this relationship, FOC shall deliver full-cycle project development, including expert financial analysis, marketing, communications, deal structuring, qualifying client business risk and administration, and when necessary, providing risk capital investment; and HSC shall deliver full cycle technological implementation, including expert TST geotechnical analysis, engineering, supervision, and post-workover well monitoring, and when FOC is required to provide risk capital investment HSC will also provide prerequisite reservoir assessment, engineering job costing, and logistics planning.

NOW, THEREFORE, in consideration of representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DEFINITIONS:

GROSS REVENUE shall be deemed the revenue received by Falconridge, as set forth in Schedule "B" to this agreement

GROSS OVER RIDING ROYALTY is when an operator or owner hereby grants to Falconridge a Gross Over-Riding Royalty Interest in respect of the Petroleum Substances within, upon, or under the Royalty Lands, in an amount equal to a contracted percentage, which shall not be subject to any royalties, burdens, encumbrances, costs or other deductions whatsoever, payable in respect of the Royalty Lands or Petroleum Substances derived therefrom, subject only to governmental or other regulatory taxes, levies, or fees (hereinafter "Royalty"). Where possible Falconridge and owner/operator shall record and register such Royalty in the RM recorder's office where the Royalty Lands are located. In addition, Falconridge shall be entitled to a division order of its Royalty, where such orders are available.

LEASE: The respective document of title, plus any extension, renewal, or replacement of such document pursuant to which owner/operator holds an interest in the Royalty Lands (hereinafter plural "Leases");

PETROLEUM SUBSTANCES: Natural gas, unrefined crude oil, condensate and related hydrocarbons and any other substances produced in association therewith but only to the extent that such hydrocarbons are granted by the Lease;

REGULATIONS: All statutes, laws, rules, orders, regulations, or directives in effect from time to time and made by any governmental authority having jurisdiction over the Royalty Lands and operations to be conducted therefrom; and

ROYALTY LAND: All lands in which owner/operator or any Co-owner/operator individually, currently owns a working interest, all of which are included and described in the relevant documents to the contract

SUCCESS FEE: shall be determine as any fee received by Falconridge under the definition of "GROSS REVENUE" whereby a fee is paid by the owner/operator to Falconridge based upon the net improved production from the oil and or gas property (well or wells) resultant from the implementation of the Terraslicing™ technology. Any success fees will be outlined in accordance with the terms of the contract between Falconridge and the owner/operator.

THIRD PARTY COST: Are those costs to be borne/incurred by the operator including but not limited to the cost for service rigs, high pressure pumps, sand, tubing, crew costs, water, generators, subcontractors, and any and all costs directly and indirectly related to those services required by FOC to implement the Terraslicing™ technology or terms of the client contract.

OPPORTUNITY or "opportunities" or "target(s)" shall be defined as any potential client, contact, company, or initiative identified by parties, representative of parties, or individual result, or potentially resulting, in benefit, financial or otherwise to either party. This would include but not be limited to, development of target oil and gas properties, investment, merger or financial prospects.

TERRITORY:

FOC shall act as the exclusive marketing agent for HSC technology in United Arab Emirates in accordance with the terms and limitations as outlined herein;

FOC shall act as the exclusive marketing principal of TerraSlicing™ Technology (TST) globally, with non-exclusive rights to HSC Technology in any territory that does not infringe on the territorial rights of any other exclusive arrangements for HSC technology that does not involve FOC.

CONSIDERATION:

In consideration of HSC granting FOC this licensing agreement FOC agrees to pay to HSC [ ] before any invoiceable work is done by HSC.

BRANDING AND MARKETING:

Parties agree that FOC will represent itself as the exclusive marketing principal of TerraSlicing™ Technology (TST) and refer to the collaborative efforts of FOC and HSC, as operating under one "umbrella" corporation with FOC providing the marketing infrastructure and HSC providing the engineering and technology implementation infrastructure specific to the TST brand only.

Parties agree that FOC will market HSC technology under the trade name TerraSlicing and/or Terraseal Technology or TST and/or TSS globally. The term TerraSlicing and/or TerraSeal, or TST and/or TSS, shall be deemed the intellectual property of FOC. This shall include other branding under FOC for complimentary products distributed jointly such as, but not limited to, TerraSeal. FOC branding and marketing shall operate under a white label of the HSC technology for marketing and implementation purposes of the FOC agent, client base and throughout FOC marketing efforts.

REPRESENTATIONS AND WARRANTIES OF HSC:

HSC hereby covenants, represents, and warrants as follows:

(a)
that HSC Technology now is and shall remain proprietary, and that HSC shall not, during the Term or any renewal thereof, reveal any Confidential Information about HSC Technology to any party, including without limitation, FOC;

(b)	that HSC is authorized to deal in and with, all proprietary rights in and to HSC Technology and entitled to make applications evidencing the proprietary rights of HSC in respect thereof;
(c)
that HSC has the right and capacity to enter into this Agreement and to grant the exclusive license hereby granted, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations, or agreements, either written, oral or implied, that are inconsistent with the terms of this Agreement; and

(e)
that HSC will obtain and maintain, at all times hereunder the requisite capacity and the capability to supply FOC with HSC Technology, and related products and services on a timely basis, provided that HSC Technology and services required are ordered and paid for by either FOC or a represented company or client.

2.2      INDEMNITY OF HSC:

HSC agrees to indemnify and hold FOC, its successors, Agents, Subagents, marketing partners, and permitted assigns and their respective officers, directors, shareholders, agents and employees harmless from and against any and all claims, losses, damages, and expenses (including reasonable legal fees) that may be incurred by them or any of them by reason of the breach of HSC'S representations, warranties, and agreements herein contained in relation to the use or exploitation of HSC Technology which is in accordance with this Agreement.

HSC warrants that on all projects where the technology is being implemented under FOC's name that HSC technology will conform to the technical and budgetary specifications and the well(s) upon which HSC technology is used will produce or exceed the production amounts, all as agreed to in writing by the Parties at the time of the signing of a contract with a third party.

2.3	REPRESENTATIONS AND WARRANTIES OF FOC:

FOC hereby covenants, represents, and warrants as follows:

(a)	that FOC has the right and capacity to enter into this Agreement and to carry out and observe the provisions of this Agreement to be performed or observed by it;

(b)
that HSC Technology now is and shall remain proprietary and confidential to HSC and that FOC shall not, during the term of this Agreement reveal any "Confidential Information", as defined in of this agreement, without the written approval of HSC, save and except for such disclosure as is contained in marketing materials for the Products which have been approved by HSC in writing prior to use by FOC;

(c)
that, FOC acknowledges that HSC is the exclusive owner of, or is authorized to deal in and with all rights in and to HSC Technology, and that HSC is entitled to make or to cause to be made all patent, trade-mark, copyright and other applications evidencing the proprietary rights of HSC in respect thereof;

(d)
that all proprietary equipment shall be stored and transported by or on behalf of HSC by reputable carriers in accordance with HSC's published specifications. HSC may communication to FOC from time to time any changes to its transport specifications and;

(e)
that FOC shall observe any and all applicable laws in a Territory in regard to the implementation and or the exploitation of HSC Technology, in a professional manner and in accordance with good oil field/gas field practice.

INDEMNITY OF FOC:

2.4	FOC agrees to indemnify and hold HSC, its respective successors and assigns that its and their respective officers, directors, shareholders, agents and employees harmless from and against any and all:

(a)
claims, losses, damages, and expenses (including reasonable legal fees) that may be incurred by any of them by reason of the breach or purported breach of, or any claim by a third party inconsistent with, FOC's representations, warranties, and agreements herein contained; and

(b)
any unfair or fraudulent advertising charges or claims, warranty claims, product liability claims, damage claims, claims for breach of contract, breach of fiduciary duties, claims in negligence and actions for strict liability in tort, all in relation to the use or exploration of HSC Technology by FOC that are not in accordance with the specifications and standards prescribed herein by HSC.

(d)
FOC warrants that on all projects where the technology is being implemented under FOC's name that FOC will pay HSC all amounts within 90 days from the respective due date, all as agreed to by the Parties at the time of the signing of a contract with a third party.

FOC ACTIVITY:

FOC will engage in the activity of promotion of the Terraslicing™ technology and as such parties agree to the following:

3.1	FOC shall market the Terraslicing™ technology globally and appoint sales agents and representatives subject to the conditions outlined in Schedule "C", Appointment of Sub-agents.

3.2	FOC shall have the ability to negotiate contracts and interface with any and all potential targets for the deployment of Terraslicing™ technology under the Terraslicing name.

3.3
All targets brought forth and introduced by FOC shall be the exclusive domain of FOC for the life of the client. All commercial activity shall be handled by FOC with the assistance of HSC. Both FOC and HSC agree that any first contact made by any prospective Agent or Client either through phone contact, email contact, website contact or any direct contact with FOC personnel shall constitute that contacting person or corporation as a client of FOC.

TO ATTAIN THIS, FOC SHALL IN PARTICULAR:

3.4	Identify suitable targets for the implementation and use of Terraslicing™ technology.

3.5
Provide marketing material and services related to the promotion of Terraslicing™ technology. FOC agrees to develop and provide parties (i) adequate and relevant information, (ii) marketing and promotional material, (iii) sales and technical literatures.

3.6	FOC agrees to develop and promote an online presence for the purpose of furthering the promotion of Terraslicing™ technology under the Terraslicing name.

3.7
FOC will negotiate and appoint agents and marketing representatives for the purpose of identifying targets, potential clients, clients, and promoting marketing channels for the deployment of Terraslicing™ technology.

3.8
Work with potential independent and Joint Ventures partners, for the formation of companies, acquisition of hydrocarbon assets, and implementation of business models conductive to the deployment of Terraslicing™ technology.

3.9
Assist wherever possible in the development of a wider scope of marketing and representation when it falls within its area of expertise provided such initiative may be services by HSC and beneficial to both parties on implementation.

4.0	SALES AND TECHNICAL PROFICIENCY:

FOC warrants that they will maintain personnel within their organization to a sufficient level to represent educate and provide sales and marketing support for the purpose of representing and marketing FOC services and more specifically Terraslicing™ technology.

4.1	EXPENSES:

FOC shall assume its marketing costs for the promotion of Terraslicing™ Technology under the Terraslicing name. Parties agree that no costs may be assigned to FOC by HSC unless approved in writing by FOC. Any and all third party costs associated with marketing FOC must be approved by FOC.

It is understood between the parties that the costs related to any target or potential target must be specially allocated to either respective party based upon the type of cost and activity involved. It is therefore agreed that costs be allocated between the parties as follows:

(i)
HSC Implementation Costs: All costs relating to geological or engineering services and the implementation of the Terraslicing™ Technology are for the account of HSC, regardless of whether said costs are incurred by either party. It is agreed to by the parties to this agreement that all of the costs incurred by HSC will be covered by any agreement contracting the use of the Terraslicing™ Technology presented to the HSC which is being negotiated with any third party. Should HSC decide to accept a contract which does not totally cover HSC's costs based only upon HSC knowledge of operating costs for the project then such decision is made solely by HSC only, in which case FOC shall not be held liable or accountable for any portion of implementation revenue under the contract. Implementation revenue relates only to that revenue stipulated in the contract and is applicable only to the geological or engineering services and the use of the Terraslicing™ Technology and does not include any Success Fees, GORR or Performance Fees.

(ii)
FOC Costs: All costs related to marketing of the Terraslicing™ Technology under FOC "White Label" branding will be for the account of FOC. These costs are to include local and international travel, entertainment, offices, local staffing requirements, business fees and licensing costs required by local governments or agencies and costs related to the pre-examination of an assigned Territory's industry and government specific costs and regulations.

(iii)
Third Part Costs: It is agreed to between the parties to this agreement that all third party costs incurred as a result of the implantation of the Terraslicing™ Technology at a Target site are for the account of the Target owner/operator and are not contemplated to be neither part of this Agreement or the responsibility of HSC or FOC.

(iv)
Taxes: Each party shall be responsible for payment of their own taxes and should the withholding tax or taxes be applicable, then such amount shall be deducted from payments made to the FOC. It shall be the sole responsibility of the FOC to obtain, with the Agent's assistance, if possible, any tax waivers that may be available from time to time.

4.2       NO SOLICITATION:

During the Term of this Agreement and for a period of Two Year after its termination both Parties agree not to hire, solicit, nor attempt to solicit the services of any employee or contractor of the other party without the prior written consent from the other Party. This clause shall not apply to the hiring or engagement of third party independent contractors which may be used by either or both parties for the purposes of enhancing their business or provisioning of services required for the implementation of HSC technology or FOC services.

4.3	PROPRIETARY RIGHTS

CONFIDENTIAL INFORMATION:

(a) "Confidential Information" means any and all proprietary information provided by either Party at any time, whether or not owned or developed by either Party, including, but not limited, to proprietary methods and methodology, technical data, trade secrets, know-how, research and development information, product plans, products, potential products, financial models, services, client lists and clients, prospective clients, client information, source codes, engineering information, hardware configuration information, and matters of a business nature such as information regarding, marketing, costs, pricing, finances, financial models and projections, billings, business plans or other similar business information whether disclosed orally, in writing or in machine-readable form. All Confidential Information shall at all times remain the property of the respective Party providing or disclosing the confidential information to the other Party.

(b) Parties agree that (i) it shall hold the Confidential Information in strict confidence and not disclose such Confidential Information to any third parties, including consultants; (ii) it shall disclose the Confidential Information only to those employees of the parties who need to know such information in order to carry out the purpose of this agreement and only to the extent necessary for such purpose; (iii) it will not disclose any confidential information to affiliates of parties without prior written consent of the Parties; (iv) it will take all measures necessary to safeguard the confidential information in order to prevent it from falling into the public domain or into the possession of persons other than those persons authorized hereunder to have any such information; such protective measures shall include but in no event less than the highest degree of care that parties utilize to protect its own confidential information of a similar nature; (v) it will only use confidential information to the benefit of both parties and not use such confidential information for its own exclusive financial benefit; (iv) it shall not directly or indirectly, either during or subsequent to the term of this Agreement, disclose the existence, content, and/or substance of this agreement or any of the confidential information to any third party, nor utilize the confidential information for its own use or otherwise than in strict compliance with the provisions of this agreement. Parties will advise any employees who are provided access to Confidential Information of the confidential nature thereof and shall be responsible for any breach of this Agreement by its employees.

Confidential Information shall not include information for which Parties can demonstrate (i) has been approved for release by written authorization for either Party; (ii) is or becomes part of information in the public domain through no fault of the Parties; (iii) was known by Parties prior to the disclosure thereof by either Party; or (iv) properly comes into the possession of Parties from a third party which is not under any obligation to maintain the confidentiality of such information. Parties may disclose Confidential Information pursuant to a judicial or other government order, provided that either Party shall provide the other Party with prompt notice prior to any disclosure so that the notified Party may seek other legal remedies to maintain the confidentiality of such Confidential Information, and Parties shall comply with any applicable protective order or equivalent.

5.0 HSC SPECIFIC:

This Agreement, HSC Technology, and any other information which shall have been or may hereafter be communicated by either of the parties to the other of them in confidence under this Agreement, or which by its nature ought to be regarded as confidential, shall be treated by the recipient as confidential unless and until one or more of the following events or circumstances shall have occurred:

(a)	the public publication of the same by communicating party;
(b)	the inclusion of the same in a publicly published patent specification;
(c)
the same can be shown to have fallen into the public domain or become generally known through no act or omission by either of the parties to this Agreement or any person for which either of them is at law responsible.

5.1       DISCLOSURE:

The following acts shall not constitute a breach of the above:

(a)	disclosure occurring by the use of HSC Technology or such other information in the Products;
(b)	disclosure in the process of securing regulatory approvals or that occurring by inspection in the ordinary course of business;
(c)	disclosure by reproduction of drawings as may be necessary in advertising literature and instruction materials.
(d)	disclosure in the process of preparing or delivering to a potential client required information for the purpose of securing a target, client or opportunity.

6.0       PROPRIETARY PROTECTION:

PROPERTY OF HSC:

At all times parties warrant that the HSC technology shall be exclusive property of HSC. Each party shall, at the request of the other, execute and deliver to the requesting party, from time to time, such documents and do such acts and things as may be reasonably requested by the requesting party to further evidence HSC's ownership of and to HSC Technology.

No alterations and Improvements.

(a)	FOC shall not make, attempt to make, or allow any other Person to make any investigations, analysis, reverse engineering, alterations, modifications and/or improvements to HSC Technology.
(b)
FOC acknowledges that the continued integrity and proprietary nature of all Confidential Information, herein defined, are of paramount importance to HSC, and that, if this Section is breached by FOC, in certain instances, no action can remedy the damage so done.

(c)	If HSC becomes aware of a breach of this provision, it shall give Notice, with reasonable particulars, to FOC, and if HSC is of the view, acting reasonably in the circumstances, that:
(i)
FOC was or is careless in not preventing the breach, or was involved in any way, directly or indirectly, in the breach, the Notice will be a Notice of termination of this Agreement, effective upon receipt, and without limitation of the subsequent exercise of any additional common law or equitable rights and remedies of the HSC against FOC, or others, or

(ii)
FOC was not careless in not preventing the breach, or was not involved in any way directly or indirectly, in the breach, the Notice will require FOC to remedy the breach, forthwith, to complete satisfaction of HSC, and in any event, FOC shall remedy the breach within 30 days of its receipt of the Notice, failing which remedy, this Agreement shall thereupon automatically terminate without further notice.

(d)
HSC shall have the exclusive right, but not the obligation, to develop, improve or otherwise change HSC Technology, in which event, FOC shall continue in its marketing efforts to promote the new technology without change to any other part of this agreement.

7.0       WITH RESPECT TO TRADE MARKS:

FOC covenants and agrees:

(a)	Subject to the provisions of this Agreement, to use the name "HydroSlotter" only in connection with HSC Technology, its use and the advertising and promotion thereof and for no other purpose;

(b)	Use the FOC trade and operating names for the promotion of Terraslicing™ technology in FOC marketing efforts.

8.0       NON-DISCLOSURE OF TECHNOLOGY SPECIFICIATIONS:

NON-DISCLOSURE:

FOC acknowledges and agrees that it shall have no entitlement whatsoever to any disclosure relating to HSC Technology and FOC shall not, directly or indirectly compel or attempt to compel the disclosure of HSC Technology by any person, including HSC, by any means, including without limitation, litigation or any other judicial or regulatory process.

PROPERTY OF HSC:

FOC acknowledges, understands and agrees that the proprietary nature of and the copyright in and to the proprietary information supplied by HSC hereunder shall belong to and remain vested in the respective parties.

9.0	ADMINISTRATION:

RECORDS:

FOC hereby agrees to provide HSC with full financial disclosure regarding FOC's ongoing financial records of FOC within 60 days from receiving a formal request for such disclosure in such that the request relates to financial information relevant to the provisioning of Royalties, or payments to HSC by FOC.

PAYMENTS:

(a)
FOC shall make all payments to HSC in the form of a wire transfer to HSC's designated financial institution or by directive of HSC. HSC shall be responsible to provide all invoicing and documents in order for FOC to properly keep records in accordance with regulatory requirements.

9.1       REVENUE DISTRIBUTION:

(a)	FOC shall pay to HSC amounts as set forth in Schedule "B", which is attached to and forms part of this Agreement.

(b)
Parties herein acknowledge that the revenue sharing described in Schedule "B" may be subject to changes which are beyond the control of either party acting prudently in all circumstances. Any changes to the schedule shall be agreed to by parties in writing prior to any contract being accepted that varies from said schedule.

(c)
Parties herein agree to the payment to FOC from the Gross Revenue on any well enhancement contract a sum equal to the implantation cost of service as charged by and paid to HSC by FOC. This deduction from the Gross Revenue received by FOC is in compensation for marketing activity costs incurred by FOC to market and expand the HSC technology globally. Once this deduction is made revenues will be allocated to FOC and HSC as per Schedule "B".

10.0     DURATION and TERMINATION:

This Agreement shall commence upon October 1, 2012 shall continue in full force and effect for a period of fourteen months, with the ending date of December 1, 2013. The Agreement can be renewed annually by mutual consent and signature of both Parties from year to year unless either party gives a thirty (30) days notice prior to the expiration of the Agreement that it shall not be renewed.

This Agreement may be terminated if one of the Parties fails to carry out essential obligations of the Agreement, or cannot carry out for reasons involving force Majeure. Notice of termination must be sent by means of registered letter. Either party may terminate this Agreement upon thirty (30) calendar days advance written notice if the other party is in material violation of any provision hereof and such violation is not corrected (or corrective action reasonably accepted to the aggrieved party is not commenced) within such thirty (30) days period.

The payment provisions of this Agreement shall survive termination if an ongoing contract extends beyond the date of termination. Termination of this Agreement shall have no effect on the parties' obligations to pay fees on ongoing revenues, or provide services and fulfill obligations for contracts entered to prior to termination.

In the event of termination HSC agrees to continue provisioning of services as to not interrupt current projects and projects underway by FOC, FOC partners, Agents, or assigns, until such time the projects are complete and there is no causes of concern for lsot revenue on projects underway after the termination of this agreement.

11.0	CONTINUITY OF SERVICE:

Any granting of exclusivity and territory arrangements by HSC must include the provision for continued operations of FOC to its existing client base without limitation due to the granting of exclusivity or a territory by HSC. FOC shall be permitted to continue to operate through the provisioning of services, or allowance of operations within the target geographical area so as not to limit FOC marketing and implementation of Terraslicing to its existing client base.

12.0	ARBITRATION:

(a)
Subject to Section (b), if at any time there is any dispute, question or difference of opinion between the parties concerning or arising out of this Agreement, or the construction, meaning, operation or effect of any Sections hereunder, or concerning the rights, duties or liabilities of parties, as the case may be, under this Agreement, parties shall forthwith confer in good faith to settle it, but if they fail to settle it within 21 days of first conferring, then upon application of either party, such matter shall be referred to arbitration, the rules and procedures for which shall be the UNCITRAL Model Law of International Commercial Arbitration. Such arbitration shall be conducted by three arbitrators, one to be chosen by each party hereto, and the third by the two thus chosen. If two arbitrators are unable to agree on a third arbitrator within 10 days after the appointment, then the third arbitrator shall be appointed by a Judge of the General Court of Canada. Such reference shall be considered a submission to the arbitration within the meaning of the laws of Canada, and be subject to the provisions of those laws relating to arbitration.

(b)
Notwithstanding anything herein contained, any dispute, question or difference of opinion between the parties which relates wholly or partially to HSC Technology or any other proprietary rights of the parties under this Agreement (the "Proprietary Matters"), shall not be submitted to arbitration without the written consent of both parties. In the absence of such mutual consent, either party hereto shall be entitled to enforce any right or remedy in law or equity in respect of the Proprietary Matters, without any obligation to seek such consent or to give further notice hereunder.

(c)	The arbitrators which are chosen shall be conversant with the oil industry.

(d)
The parties, their employees and all persons claiming through them shall, subject to any legal objection, submit to be examined by the arbitrators on oath or affirmation in relation to the matters in dispute  and shall, subject asforesaid, produce before the arbitrators all books, papers, accounts, writing and documents within their possession or under their control, respectively, which may be required or called for, and do all other things which during the proceedings on the reference the arbitrators may require.

(e)	Unless otherwise agreed in writing by the parties, the arbitration shall be conducted in Toronto, Canada and all proceedings and materials shall be in the English language.

(f)
The costs of submission, reference and aware (including the fees of the arbitrators) shall be in the discretion of the arbitrators who may direct to and by whom and in what manner those costs or any part of them shall be paid and may tax or settle the amount of costs to be so paid, or any part thereof, and may award costs to be paid as between attorney and client.

(g)
The award made by the arbitrators shall be final and binding on the parties and the persons claiming under them, respectively, and shall be enforceable as if it were a judgment or order of the highest court of Canada and the parties accept the jurisdiction of the Courts of Canada.

(h)
Pending the reference to arbitration and thereafter until the arbitrators make their award the parties shall continue to perform all of their obligations hereunder, without prejudice to a final adjustment in accordance with the award made by the arbitrators.

13.0     GENERAL PROVISIONS

13.1
BINDING EFFECT/ASSIGNMENT:  This Agreement shall be binding upon and shall more to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns. Parties may assign this agreement provided the terms of this agreement and ability to perform parties responsibilities outlined herein are maintained by the assigned party. Parties agree that consent of assignment will not be reasonably withheld unless there is cause or concern that the assigned party may not be able to perform responsibilities outlined herein. Subject to the foregoing, this Agreement shall be binding upon and for the benefit of Parties and each of their respective successors and assigns, and no other person shall acquire or have any rights under this Agreement.

13.2
FORCE MAJEURE: No party shall be responsible to another for non-performance occasioned by any causes beyond his control, including without limiting the generality of the foregoing acts of civil or military authority, strike, lockouts, embargoes, insurrections, or acts of God. If any such delay occurs, any applicable time period shall be automatically extended for a period of equal to the time lost, provided that the party affected makes reasonable efforts to correct the reason for such delay and gives the other party prompt notice of any such delay.

13.3
GOVERNING LAW:
This Agreement shall be governed by the laws of the Province of Ontario without giving effect to the conflicts of law principles thereof. Each of the parties hereby submits itself to the nonexclusive jurisdiction and venue of the courts of the Province of Ontario for purposes of any such action and agrees that service of process may be effected by delivery of the summons via certified or registered mail. In the event the aforementioned venue is unable to provide the necessary jurisdictional process, a Jurisdiction may be chosen appropriate to facilitate remedy by law of any dispute.

13.4
NOTICES:
Any notice which either party may desire to give the other party must be in writing and may be given by (i) personal delivery to an officer of the party, (ii) by mailing the same by registered or certified mail, return receipt requested, or by nationally recognized express courier service to the party to whom the party is directed at the address of such party as set forth at the beginning of this Agreement, or such other address as the parties may hereinafter designate, and (iii) by facsimile subsequently to be confirmed in writing.

13.5
COOOPERATION: Each party agrees to execute and deliver such further documents and to cooperate as may be necessary to implement and give effect to the provisions contained herein. Each party further agrees to provide a best effort for the well being and financial security in meeting the obligations of each party as outlined herein.

13.6
ATTORNEY'S FEES: In the event there is any dispute concerning the terms of this Agreement or the performance of any party hereto pursuant to the terms of this agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney's fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

13.7	COUNTERPARTS: This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8	SECTION HEADINGS:	Section headings in this Agreement are for convenience only, and shall not be used in construing the Agreement.

13.9
SEVERABILITY: A judicial determination that any provision of this Agreement is valid in whole or in part shall not affect the enforceability of those provisions found to be valid. Any part of this Agreement determined by a court to be illegal or unenforceable shall be automatically be deemed conformed to the minimum requirements of law and, together with all other provisions, shall thereupon be given full force and effect.

13.10
NO IMPLIED WAIVERS: If either party fails to require performance of any duty hereunder by the other party, such failure shall not affect its right to-require performance of that or any other duty thereafter. The waiver by either party of a breach of any provision of this Agreement shall not be a waiver of the provision itself or a waiver of any breach thereafter, or a waiver of any other provision herein. Waiver of any provision in one instance shall preclude enforcement on future occasions. No waiver or modification of any of the provisions of this agreement shall be implied, or valid unless authorized in writing by parties herein.

13.11
ENTIRE AGREEMENT: This document constitutes the entire agreement between the parties and cancels and supersedes all prior negotiations and agreements whether written or oral with respect to the subject matter hereof and may be amended only by a writing signed by the party against whom enforcement is sought.

13.12
AUTHORIZED REPRESENTATIVES: Parties warrant that they are able to enter this agreement and there are no outstanding considerations or obligations which may prohibit the activities or obligations outlined herein. This would include but not be limited to any form of non-compete or non-solicitation which may result in limiting the performance of either party.

WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed by their duly authorized representatives.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement

Dated and signed at Ontario, Canada this 5th day of November, 2012

On behalf of Hydroslotter Corporation of Canada

Per:	/s/ Skip Taylor
Lewis (Skip) Taylor President		Witness

Dated and signed at Ontario, Canada this ______________5th day of November, 2012

On behalf of Falconridge Oil Canada Ltd.

Per:	/s/ Alfred Morra
Per: Alfred Morra, Managing Director		Witness

Per:	/s/ Mark Pellicane	Witness
Per: Mark Pellicane, President

"SCHEDULE A"
TERRITORY

Specific to United Arab Emirates

FOC shall be granted exclusivity in United Arab Emirates.

Specific to Elsewhere

Parties agree to a non exclusive marketing and sales arrangement where FOC shall market the HSC technology under the FOC brand name of TST or Terraslicing and TerraSeal on a global scale.

1. DESCRIPTION OF PRODUCTS AND SERVICES
a)	TerraSlicing – well enhancement services
b)	TerraSeal – well closure services

2. EXCLUDED MARKETING TERRITORIES OF FOC
a)
[                ] – For implementation of TerraSlicing [                                                   ] FOC must have a revenue interest in the property for which the technology is applied in the form of a GORR, override, Working interest, revenue share, or share in some form of the Hydrocarbon extraction from the property, contract, lease, or client.

"SCHEDULE B"
REVENUE AND COSTS

It is agreed by the parties to this agreement that all contracts entered into for TST implementation will contain at a minimum one of the four (4) following revenue streams to be paid by the third party to FOC;

a)	A work fee for services rendered.

b)	a onetime success fee or bonus fee based upon achieving the successful performance results specified within the contact negotiated and signed with the Target owner/operator.

c)	An ongoing working interest revenue, Gross Over-Riding Royalty (GORR)

d)	A combination of the above.

1.0)	Revenues

In all cases, gross revenues will be deemed BEFORE payment to Agents or authorized marketing representatives. This is inclusive of all considerations received by either party to include but not limited to any up-front fees, implementation, success fees, bonuses, and working interests.

In the event there is discussion of a remuneration structure outside the parameters defined herein either with a potential client, agent, representative, or project related to implementation of the HSC technology, parties warrant that they will discuss in good faith such a variation for the mutual benefit of both parties. Any variation to the remuneration structure method herein must be agreed to by both parties. Should there be no Agreement by either party then the agreeing party shall bear alone the costs of any credit or reduction from their respective share of Gross Revenue.

Service Fees for Non- United Arab Emirate contracts

Service fees in accordance with provisioning HSC technology to FOC is generally agreed upon as follows and HS will provide TST implementation at HSC cost of implementation prior to the commencement of any job quotation. As a general non binding guideline both HSC and FOC agree to the following cost structure and pricing matrix:

Workover Fee

1 well                    [       ]
2-9 wells                [       ] each
9-99 wells              [       ] each
100+ wells             [       ] each

The above cost includes full implementation of the TST technology within the given assets and applies to implementation within a geographical region, inclusive of all expenses association with implementing the service. The above cost is generally doubled for all non-North American locations.

All terms of any deal shall be designated BEFORE any agency fees are paid and gross amounts paid out by FOC from representation or contractual obligations of FOC. Remittance to HS will be within ten (10) banking days of receipt and clearance from the receiving financial institution.

Cost & Expense Recovery

In the event FOC or an FOC client is required to advance the cost of the work over (including but not limited to, cost of TST implementation and enhancement, and / or 3rd party costs related to the project) the right to recover costs associated with the work over prior to any revenue or royalty share stipulated or referred to in this agreement shall be agreed to before the time of the signing of the respective contract.

Expenses to be deducted from gross revenues before any revenue split are to include (a) Agent remuneration and/or compensation commission to third parties (b) additional expenses approved by parties in writing, prior to provisioning of services, and (d) operational or overhead costs and marketing costs incurred by FOC (HSC Work over fees are accounted for in Expenses, for the purpose of revenue share calculation).

United Arab Emirates Service Fees

Expenses to be deducted from gross revenues before any revenue split are to include (a) Agent remuneration and/or compensation commission to third parties (b) additional expenses approved by parties in writing, prior to submission of a quote to the potential target or client. (c) HSC cost of provisioning services directly related to provisioning of service, and (d) operational or overhead costs and marketing costs incurred by FOC. (HSC Work over fees are accounted for in Expenses, for the purpose of revenue share calculation)

From the gross oil/revenue paid to FOC by the client/owner, FOC will share in all success fees and royalty revenues [                     ]. This shall be designated AFTER all agency fees are paid and gross amounts paid out from representation or contractual obligations. Remittance to HSC will be within Ten (10) banking days of receipt and clearance from the receiving financial institution.

HS shall be responsible for all costs associated with implementing the technology and providing technical support for the contract, engineering, geology, and costs directly associated with the provisioning of HSC technology to the contract. FOC will be responsible for all marketing expenses.

"SCHEDULE C"
Appointment of Sub-Agents

North America

In regards to appointment of subagents and marketing in North America, FOC shall have the right to appoint subagents in any given area. Said agents will be non exclusive in nature for marketing rights of the TST services and technology.

In the event agents submit a specific amount or geographic area (territory), or target asset for exclusive consideration, FOC shall have the right to approve the agency agreement subject to the following:

1.
Agent may be granted rights to a specific amount providing parties are not in negotiation with the account, it is not targeted or identified by another agent, and it is non-conflicting in nature with current business operations. Parties to this Agreement agree not to circumvent marketing activities or Agents specifically their accounts.

2.	Parties must mutually agree on any territory granted to an agent for exclusivity and only providing that territory does not conflict with that of parties or another agent.

3.	Authorized remuneration to an agent is as follows and agreed upon by parties:

4.	FOC will be responsible to pay Agents fees from its share of Gross Revenues

5.	Agent does not have the right to bind FOC for services.

All current North America Agency agreements and representations will be honored by parties and form part of the FOC marketing infrastructure. In the event of a conflict, notification will be given to the authorized agent of the intention to cancel the agency agreement.

International

FOC is currently representing the technology in numerous countries globally. Agents for international territories may be approved for the following considerations:

1.
A maximum of [    ] of gross revenue generated by a contract to one or more agents within a designated international territory. This revenue is to be treated as an expense to parties and deducted from any gross revenue share equally prior to parties receiving disbursements as outlined in this agreement. Simply, agents get paid first and off the top. It is understood that in many cases agents will act as paymasters for secondary and teritiary parties on an overseas account.

2.
Any amount above the [       ] to be deducted of gross shared revenue will be agreed upon in writing by both parties. Simply, FOC has discretion for shared agent commission up to [       ] of gross revenue, inclusive of implementation billing, or any success fees, GORR, and any other form of revenue received by parties as a result of the agents representative account.

3.
It is understood Agents in overseas markets will require exclusivity for representation in that market and FOC may grant exclusivity for a period of 1 years renewable (upon deployment) to develop a market.

Provided that HSC does not have representation or planned representation in that market during the time of negotiation for the intended territory.

4.
As a condition of each international agency agreement executed there will be a clause for automatic termination if any approved contract is not signed with a client in the territory prior to renewal (automated or initiated) of the agreement.

5.	There will be no territory, licensing, or marketing fee charged to an Agent unless agreed to by all parties.

All current International agency agreements and representations will continue to be honored moving forward by all parties. In the event of a conflict, notification will be given to the authorized agent of the intention to cancel the agency agreement.

Approval of International agents granting any form of exclusivity shall be provided mutually by parties, and consent via e-mail by either party shall constitute acceptance and allowance of FOC to represent the arrangement to the agent (or potential agent) and shall be honored by both FOC and HSC.

In reference to current UAE Operations

FOC shall continue to work with UAE agents and partners for the closure of a contract within the UAE. FOC shall be further entitled to recover [                       ] expenses which will be attributed to expenses prior to any
[                               ].